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                                                              EXHIBIT NO. 23.02


            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

To the Partners of
Quadriga Superfund, L.P. - Series A and B:


We consent to the inclusion in the Registration Statement of our report dated March 9, 2004, with respect to the financial statements of Quadriga Superfund, L.P. - Series A and B as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period from November 5, 2002 (commencement of operations) through December 31, 2002 and our report dated March 18, 2004 with respect to the financial statements of Quadriga Capital Management, Inc. as of December 31, 2003 and the related statements of income, changes in stockholder's equity, and cash flows for the year then ended. We also consent to the references to our firm under the heading "Experts" in the Prospectus.

New York, New York
February 24, 2005